UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 16, 2009

TRUEBLUE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Washington

(State or Other Jurisdiction of Incorporation)

001-14543	91-1287341
(Commission File Number)	(IRS Employer Identification No.)

1015 A Street, Tacoma, Washington	98402
(Address of Principal Executive Offices)	(Zip Code)

(253) 383-9101

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 16, 2009, TrueBlue, Inc. (the “Company”) entered into a new amended and restated executive employment agreement (the “Employment Agreement”) with Steven C. Cooper, the Company’s President and Chief Executive Officer. The Employment Agreement amends and restates the prior employment agreement between the Company and Mr. Cooper, which prior employment agreement expired by its terms on May 16, 2009. In connection with entry into the Employment Agreement, the Company and Mr. Cooper also entered into an amended and restated non-competition agreement (the “Non-Competition Agreement”).

Following is a brief description of the terms and conditions of the Employment Agreement and the Non-Competition Agreement.

Employment Agreement

The Employment Agreement provides for the payment to Mr. Cooper of an annual base salary of $550,000.00. The Employment Agreement does not provide for any specific or minimum term or duration and Mr. Cooper’s employment is terminable at will. However, if the Company terminates Mr. Cooper’s employment without Cause (as defined in the Employment Agreement) or if Mr. Cooper terminates his employment with Good Reason (as defined in the Employment Agreement), then, subject to Mr. Cooper releasing any claims against the Company and complying with certain other obligations, Mr. Cooper will be entitled to receive monthly separation payments for a period of 18 months from the termination date at a rate equal to his base monthly salary at the time of termination. In addition, Mr. Cooper will be entitled to receive any short-term or other incentive payments that may be applicable and Mr. Cooper will also be provided with accelerated vesting in any previously awarded stock options, restricted stock and other equity awards. The Employment Agreement contains, among other things, provisions covering confidentiality, duty of loyalty, indemnification, assignment of invention, and compliance with law and the Company’s Code of Conduct.

The foregoing summary of the Employment Agreement is qualified in its entirety by reference to the text of the Employment Agreement, a copy of which is attached as Exhibit 10.14 to this report and which is incorporated herein by reference.

Non-Competition Agreement

The Non-Competition Agreement provides, among other things, that during Mr. Cooper’s employment with the Company and for a period of 18 months following the termination of such employment for any reason, Mr. Cooper shall not, directly or indirectly, work, compete with, or otherwise be involved in a business that competes with the Company. Within 15 days after the termination of Mr. Cooper’s employment for any reason, the Company may elect to extend the non-competition period from 18 months to 24 months. If the Company elects to extend the non-competition period to 24 months and either the Company terminated Mr. Coopers employment without Cause, or Mr. Cooper terminated employment with Good Reason, then, provided that Mr. Cooper has complied with certain conditions precedent, the period during which Mr. Cooper is entitled to receive separation payments pursuant to the Employment Agreement will be extended from 18 months to 24 months.

The Non-Competition Agreement, among other things, also provides that during Mr. Cooper’s employment with the Company and for a period of 24 months following the termination of such employment for any reason, Mr. Cooper shall not, directly or indirectly,

•

employ, solicit for employment or otherwise interfere with the employment of any Company employee who has been employed by the Company during the six months prior to the termination of Mr. Cooper’s employment; and

•

solicit any clients of the Company for the purpose of providing temporary and/or permanent staffing services on behalf of a competing business or otherwise encourage any such client to discontinue business with the Company.

The Non-Competition Agreement also contains, among other things, provisions covering duty of loyalty and non-disclosure, non-use and other protection of confidential information.

The foregoing summary of the Non-Competition Agreement is qualified in its entirety by reference to the text of the Non-Competition Agreement, a copy of which is attached as Exhibit 10.15 to this report and which is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

10.14	Amended and Restated Executive Employment Agreement dated November 16, 2009

10.15	Amended and Restated Non-Competition Agreement dated November 16, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUEBLUE, INC.
(Registrant)

Date: November 19, 2009	By:	/s/ JAMES E. DEFEBAUGH
James E. Defebaugh
Executive Vice President,
General Counsel and Secretary